Exhibit 10.1

Minn Shares Inc.
1624 Harmon Place, Suite 210
Minneapolis, MN 55403

May 15, 2014

The Globe Resources Group, LLC
8301 E 21st Street N, #420
Wichita, KS 67206-2936
Attn: Michael O’Shaughnessy, President

Re:           Extension of Letter Agreement

Dear Mr. O’Shaughnessy:

Reference is made to the Letter Agreement (the “Agreement”), dated May 13, 2014, entered into by and between Minn Shares Inc., a Delaware corporation (the “Company”) and The Globe Resources Group LLC (the “Purchaser”). Notwithstanding anything to the contrary contained in the Agreement, the Company and the Purchaser hereby agree that as of the date hereof (the “Effective Date”), the Expiration Date (as defined in the Agreement) is hereby extended for an additional period of thirty (30) calendar days (the “Extension”).

In connection with the foregoing, the Purchaser agrees to pay the Company no later than five (5) business days following the Effective Date: (i) $15,000 for a current payable and (ii) additional legal and administrative expenses associated with the preparation of this Extension and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission within four (4) business days following the Effective Date.

The parties acknowledge that the foregoing is for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. In all other respects the Agreement remains unmodified and in full force and effect.

Sincerely, MINN SHARES INC. By:/s/ Richard Gilbert Richard Gilbert President

ACCEPTED AND AGREED AS OF
THE DATE WRITTEN ABOVE:

THE GLOBE RESOURCES GROUP, LLC

By:/s/ Michael O’Shaughnessy
     Michael O’Shaughnessy
     President